Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-272939

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED JUNE 30, 2023)

C3IS INC.

This is a supplement (“Prospectus Supplement”) to the prospectus, dated June 30, 2023 (“Prospectus”), of C3is Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-272939), as amended or supplemented from time to time. This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission on September 29, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 29, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2023

Commission File Number 001-41717

C3IS INC.

(Translation of registrant’s name into English)

331 Kifissias Avenue Erithrea 14561 Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒   Form 40-F ☐

EXHIBIT INDEX

99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements for the Six Months Ended June 30, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 29, 2023

C3IS INC.

By:	/s/ Nina Pyndiah
Name:	Nina Pyndiah
Title:	Chief Financial Officer

Exhibit 99.1

C3IS INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations for the six-month period ended June 30, 2023 (C3is Inc.) and the six-month period ended June 30, 2022 (C3is Inc. Predecessor). Unless otherwise specified herein, references to the “Company” or “we” shall include C3is Inc. and its subsidiaries. You should read the following discussion and analysis together with the unaudited interim condensed consolidated financial statements and related notes included elsewhere in this report.

Overview

C3is Inc. was incorporated under the laws of the Republic of the Marshall Islands on July 25, 2022 to serve as the holding company of two subsidiaries, each owning one of the two drybulk carriers in our initial fleet, that Imperial Petroleum Inc. (“Imperial Petroleum”) contributed to us in connection with the Spin-Off (as defined below), together with $5,000,000 in cash as working capital, in return for our common shares and Series A Convertible Preferred Stock. Imperial Petroleum Inc. had acquired the two drybulk carriers from Vafias family interests on September 21, 2022 and October 19, 2022, respectively.

On June 21, 2023, Imperial Petroleum distributed all of our outstanding shares of common stock, par value $0.01 per share (“common shares”), to its stockholders and warrantholders, which completed our separation from Imperial Petroleum (the “Spin-Off”). Upon the completion of the Spin-Off, on June 21, 2023, we began operating as a separate company from Imperial Petroleum, the Nasdaq-listed ship-owning company serving the petroleum products, crude oil and drybulk sectors of the international shipping industry, of which we were previously a part.

C3is Inc. is a ship-owning company providing international seaborne transportation services to drybulk charterers, including major national and private industrial users, commodity producers and traders, and since the third quarter of 2023 to oil producers, refineries and commodities traders. As of June 30, 2023, the Company owned two Handysize drybulk carriers that transport major bulks such as iron ore, coal and grains, and minor bulks such as bauxite, phosphate and fertilizers. On July 7, 2023, the Company agreed to acquire one Aframax crude oil tanker, the “Afrapearl II (ex. Stealth Berana)” (2010 built), from Imperial Petroleum Inc for $43.0 million. Afrapearl II (ex. Stealth Berana) was delivered to our fleet on July 14, 2023. Following these deliveries, the Company owns a fleet of three vessels with an aggregate capacity of 179,804 dwt.

Our Fleet

As of September 1, 2023 the profile and deployment of our fleet is the following:

Name	Year built	Country built	Vessel Size (dwt)	Vessel Type	Employment Status	Daily Charter Rate	Expiration of Charter (1)
DRYBULK FLEET
Eco Bushfire	2011	Japan	32,000	Handysize drybulk carrier	Time Charter	$8,250	October 2023
Eco Angelbay	2009	Japan	32,000	Handysize drybulk carrier	Time Charter	$8,750	September 2023
TANKER FLEET
Afrapearl II (ex. Stealth Berana)	2010	Korea	115,804	Aframax oil tanker	Spot
Fleet Total			179,804 dwt

(1) Earliest date charters could expire.

As of September 1, 2023, we had our Handysize drybulk carriers under time charter employment expiring in September 2023 and October 2023, respectively. Our tanker vessel was operating in the spot market, as market conditions and rates were favorable for spot employment.

Recent Developments

Public Offering

On July 5, 2023, the Company completed a public offering and issued 350,000 common shares, pre-funded warrants to purchase 4,415,000 common shares, all of which have subsequently been cash exercised for $0.01 per share, and 4,765,000 Class A warrants, with an exercise price of $1.05 per share, for net proceeds, after discounts and commissions, of $4.7 million. The total net proceeds are expected to be used for capital expenditures and for other general corporate purposes.

NASDAQ Notification

On August 24, 2023, the Company received a written notification from the NASDAQ Stock Market, indicating that because the closing bid price of the Company’s common stock for 30 consecutive business days, from July 13, 2023 through August 23, 2023, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until February 20, 2024.

Selected Financial Data

(in US Dollars except for Fleet Data)

The following tables present certain summary historical and other data of C3is Inc. Predecessor and C3is Inc..

The selected historical financial data for the six months ended June 30, 2022 are derived from the unaudited interim condensed combined financial statements of C3is Inc. Predecessor. These historical combined financial statements were prepared on a combined basis from the historical financial data of European Institute of Regional Investments Inc. and Agricultural Paneuropean Investments Inc., which entities were formerly owned by Vafias family interests, until their sale and delivery to Imperial Petroleum Inc. on September 21, 2022 and October 19, 2022, respectively.

The selected consolidated financial data for the six months ended June 30, 2023 are derived from the unaudited interim condensed consolidated financial statements of C3is Inc. included elsewhere in this report.

	For the six-month period ended June 30, 2022 (Unaudited Predecessor)	For the six-month period ended June 30, 2023 (Unaudited C3is Inc.)
Statement of Comprehensive Income Data
Revenues	6,698,342	4,855,097
Voyage expenses	(548,886)	(458,627)
Vessel operating expenses	(1,562,548)	(1,870,172)
Dry-docking costs	(709,698)	(174,149)
Depreciation	(479,171)	(1,340,128)
Management fees – related party	(104,280)	(159,280)
General and administrative expenses	—	(465,267)
Income from operations	3,293,759	387,474
Interest and finance costs	(108,464)	(729)
Interest income	331	—
Foreign exchange gain	5,844	1,380
Net income	3,191,470	388,125

	As of December 31, 2022 (C3is Inc.)	As of June 30, 2023 (Unaudited C3is Inc.)
Balance Sheet Data
Cash and cash equivalents	—	5,000,000
Current assets	1,023,520	6,409,557
Vessels, net	38,836,151	37,496,023
Total assets	39,859,671	43,905,580
Current liabilities	965,466	1,339,000
Total liabilities	965,466	1,339,000
Net Parent Investment	38,894,205	—
Capital stock	—	31,829
Total stockholders’ equity and Net Parent Investment	38,894,205	42,566,580

	For the six-month period ended June 30, 2022 (Unaudited Predecessor)	For the six-month period ended June 30, 2023 (Unaudited C3is Inc.)
Other Financial Data
Net cash provided by operating activities	1,533,921	1,694,917
Net cash used in investing activities	(15,978,923)	—
Net cash provided by financing activities	16,186,500	3,305,083

	For the six-month period ended June 30, 2022 (Unaudited Predecessor)	For the six-month period ended June 30, 2023 (Unaudited C3is Inc.)
Fleet Data
Average number of vessels (1)	1.31	2.00
Total calendar days for fleet (2)	236	362
Total voyage days for fleet (3)	236	362
Total charter days for fleet (4)	191	326
Total spot market days for fleet (5)	45	36
Fleet utilization (6)	100.0%	100.0%
Fleet operation utilization (7)	81.0%	90.1%

1)

Average number of vessels is the number of owned vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

2)

Total calendar days for fleet are the total days the vessels we operated were in our possession for the relevant period including off-hire days associated with major repairs, drydockings or special or intermediate surveys.

3)

Total voyage days for fleet reflect the total days the vessels we operated were in our possession for the relevant period net of off-hire days associated with major repairs, drydockings or special or intermediate surveys.

4)	Total charter days for fleet are the number of voyage days the vessels operated on time or bareboat charters for the relevant period.
5)	Total spot market charter days for fleet are the number of voyage days the vessels operated on spot market charters for the relevant period and the days that vessels were commercially idle.
6)

Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.

7)

Fleet operational utilization is the percentage of time that our vessels generated revenue, and is determined by dividing voyage days excluding commercially idle days by fleet calendar days for the relevant period.

Result of Operations

Six-month period ended June 30, 2023 (C3is Inc.)

The average number of vessels in our fleet was 2.0 for the six months ended June 30, 2023.

REVENUES—Total revenues for the six months ended June 30, 2023 were $4.9 million mainly as a result of the decrease in charter rates in the second quarter of 2023. Total calendar days for our fleet were 362 days for the six months ended June 30, 2023. Of the total calendar days in this period, 326, or 90.1%, were time charter days. Our fleet operational utilization was 90.1% for this period.

VOYAGE EXPENSES—Voyage expenses were $0.5 million for the six months ended June 30, 2023. Voyage expenses mainly included bunker costs of $0.1 million corresponding to 20% of total voyage expenses, and commissions to third parties of $0.2 million corresponding to 40% of total voyage expenses.

VESSEL OPERATING EXPENSES—Vessel operating expenses were $1.9 million for the six months ended June 30, 2023. Operating expenses mainly included crew expenses of $1.1 million corresponding to 57.9% of total operating expenses, spares and consumables costs of $0.4 million representing 21.1% of total vessel operating expenses, and maintenance expenses of $0.2 million representing works and repairs on the vessels, corresponding to 10.5% of total vessel operating expenses.

DRY-DOCKING COSTS — Dry-docking costs were $0.2 million for the six months ended June 30, 2023 and mainly related to one of our vessels.

GENERAL AND ADMINISTRATIVE EXPENSES — General and administrative expenses were $0.5 million for the six months ended June 30, 2023 and mainly related to the portion of general and administrative expenses incurred by Imperial Petroleum, the former Parent Company of C3is Inc., that were allocated to C3is Inc.

MANAGEMENT FEES – RELATED PARTY—Management fees – related party were $0.2 million for the six months ended June 30, 2023. The daily management fees per vessel is $440 per day for vessels under time and spot charter.

DEPRECIATION—Depreciation expenses for the six months ended June 30, 2023 were $1.3 million.

NET INCOME—As a result of the above factors, we recorded net income of $0.4 million for the six months ended June 30, 2023.

Six-month period ended June 30, 2022 (Predecessor)

The average number of vessels in our fleet was 1.31 for the six months ended June 30, 2022 (Predecessor).

REVENUES—Voyage revenues amounted to $6.7 million, for the six months ended June 30, 2022. Total calendar days for our fleet were 236 for the six months ended June 30, 2022. Of the total calendar days in this period, 191 or 80.9% were time charter days, while our fleet operational utilization was 81.0%

VOYAGE EXPENSES—Voyage expenses were $0.5 million for the six months ended June 30, 2022. Voyage expenses mainly included bunker costs of $0.18 million corresponding to 36% of total voyage expenses, and commissions to third parties of $0.32 million corresponding to 64.0% of total voyage expenses.

VESSEL OPERATING EXPENSES—Vessel operating expenses were $1.6 million for the six months June 30, 2022. Operating expenses mainly included crew expenses of $0.7 million corresponding to 43.8% of total operating expenses, spares and consumables costs of $0.4 million representing 25.0%, and maintenance expenses of $0.3 million representing works and repairs on the vessels, corresponding to 18.8% of total vessel operating expenses.

DRY DOCKING COSTS—Dry docking costs were $0.7 million for the six months ended June 30, 2022 as our drybulk carrier, the Eco Bushfire, underwent drydocking services along with ballast water system treatment installation.

MANAGEMENT FEES – RELATED PARTY—Management fees – related party were $0.1 million for the six months period ended June 30, 2022. The daily management fees per vessel is $440 per day for vessels under time and spot charter.

DEPRECIATION—Depreciation expense for the six months ended June 30, 2022 was $0.5 million.

NET INCOME—As a result of the above factors, we recorded net income of $3.2 million for the six months ended June 30, 2022.

Cash Flows

Net cash provided by operating activities

Six months ended June 30, 2023 (C3is Inc.)

Net cash provided by operating activities—was $1.7 million for the period ended June 30, 2023 as a result of our operating profitability slightly affected by unfavorable working capital movements mainly relating to an increase in trade and other receivables by $0.3 million, an increase in advances and prepayments by $0.1 million, a decrease in trade accounts payable by $0.1 million, partly offset by the increase in the balances with related parties by $0.3 million and the increase in accrued liabilities by $0.1 million.

Six months ended June 30, 2022 (Predecessor)

Net cash provided by operating activities—was $1.5 million for the six months ended June 30, 2022 mainly as a result of our operating profitability affected by unfavorable working capital movements mainly relating to an increase in balances with related party by $2.1 million and an increase in trade an other receivables by $0.7 million partly offset by an increase in trade and other payables by $0.5 million and an increase in accrued liabilities by $0.2 million.

Net cash (used in)/ provided by investing activities

Six months ended June 30, 2023 (C3is Inc.)

Net cash (used in)/provided by investing activities—was nil for the six months ended June 30, 2023.

Six months ended June 30, 2022 (Predecessor)

Net cash used in investing activities—was $ 16.0 million for the six months ended June 30, 2022 and represents capital deployed for the acquisition of our vessels.

Net cash provided by financing activities

Six months ended June 30, 2023 (C3is Inc.)

Net cash provided by financing activities—was $3.3 million for the six months June 30, 2023 representing net transfers from the former Parent Company.

Six months ended June 30, 2022 (Predecessor)

Net cash provided by financing activities—was $16.2 million for the six months ended June 30, 2022 mainly representing contributions from our shareholders.

Liquidity and Capital Resources

As of June 30, 2023, we had cash and cash equivalents of $5.0 million. In July 2023, we received net proceeds of $4.7 million from our public offering.

Our principal sources of funds for our liquidity needs have been cash flows from operations, as well as contribution from our former Parent Company, and in July 2023 offerings of equity securities. Potential additional sources of funds may include equity offerings and bank borrowings. We expect future equity offerings and other issuances of our common shares, preferred stock or other securities, which may dilute our common shareholders if issued at lower prices than the price they acquired their shares, as well as possibly bank borrowings, to be a significant component of the financing for our fleet growth plan. Our principal use of funds has been to acquire our vessels, maintain the quality of our vessels and fund working capital requirements.

Our liquidity needs, as of June 30, 2023, primarily relate to the funding of the remaining purchase price of $38.7 million for the Aframax tanker we agreed to acquire in July 2023 from a related party which is payable by July 14, 2024, expenses for operating our vessels, any vessel improvements that may be required and general and administrative expenses.

As of June 30, 2023, we had no outstanding debt. We may incur indebtedness in the future to finance the growth of our fleet. The Company expects to finance the $38.7 million remaining acquisition consideration for its Aframax tanker with cash on hand, cashflow from operations and the incurrence of senior secured bank debt, if needed, within the twelve-month period following the vessel’s delivery to the Company. We may also incur indebtedness secured by the two drybulk vessels in our initial fleet.

We believe that the sources of funds available to us will be sufficient, subject to the successful completion of equity offerings or the incurrence of bank debt, to meet our short-term and long-term liquidity requirements. We believe that, unless there is a major and sustained downturn in market conditions applicable to our specific shipping industry segment and subject to the successful completion of equity offerings or the incurrence of bank debt, our internally generated cash flows will be sufficient to fund our current operations, including working capital requirements, for at least 12 months taking into account any possible capital commitments and debt service requirements.

Forward-Looking Statements

Matters discussed in this report may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, the conflict in Ukraine and underlying assumptions and other statements, which are other than statements of historical facts. The forward-looking statements in this report are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we assure you that it will achieve or accomplish these expectations, beliefs or projections. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the impact of the COVID-19 pandemic and efforts throughout the world to contain its spread, the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, supply and demand for oil and oil products, charter counterparty performance, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydockings, shipyard performance, changes in our operating expenses, including bunker prices, drydocking and insurance costs, ability to obtain financing and comply with covenants in our financing arrangements, our ability to fund the remaining purchase price for the acquired oil tanker, our ability to profitably operate in the crude oil tanker sector, our ability re comply with the Nasdaq listing rules, including regaining compliance with respect to the minimum bid price requirement,, potential liability from pending or future litigation or actions taken by regulatory authorities, domestic and international political conditions, the conflict in Ukraine and related sanctions, potential disruption of shipping routes due to accidents and political events or acts by terrorists. Risks and uncertainties are further described in the reports we file with the U.S. Securities and Exchange Commission.

Index to unaudited interim condensed consolidated financial statements

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF C3IS INC.	F-1

Unaudited condensed consolidated balance sheets as of December 31, 2022 and June 30, 2023	F-2
Unaudited condensed consolidated statement of comprehensive income for the six-month period ended June 30, 2023	F-3
Unaudited condensed consolidated statement of stockholders’ equity for the six-month period ended June 30, 2023	F-4
Unaudited condensed consolidated statement of cash flows for the six-month period ended June 30, 2023	F-5
Notes to the unaudited interim condensed consolidated financial statements	F-6

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS OF C3IS INC. PREDECESSOR
Page

Unaudited interim condensed combined balance sheets as of December 31, 2021 and June 30, 2022	F-12
Unaudited interim condensed combined statements of comprehensive income for the period from March 12, 2021 to June 30, 2021 and for the six-month period ended June 30, 2022	F-13
Unaudited interim condensed combined statements of changes in stockholders’ equity for the period from March 12, 2021 to June 30, 2021 and for the six-month period ended June 30, 2022	F-14
Unaudited interim condensed combined statements of cash flows for the period from March 12, 2021 to June 30, 2021 and for the six-month period ended June 30, 2022	F-15
Notes to the unaudited interim condensed combined financial statements	F-16

C3is Inc.

Unaudited condensed consolidated balance sheets

As of December 31, 2022 and June 30, 2023

(Expressed in United States Dollars, Except for share Data)

		December 31, 2022	June 30, 2023
Assets
Current assets
Cash and cash equivalents		—	5,000,000
Trade and other receivables		674,827	928,857
Due from related parties	(Note 3)	146,708	162,917
Advances and prepayments		36,340	163,864
Inventories		165,645	153,919

Total current assets		1,023,520	6,409,557

Non current assets
Vessels, net	(Note 4)	38,836,151	37,496,023

Total non current assets		38,836,151	37,496,023

Total assets		39,859,671	43,905,580

Liabilities and net parent investment
Current liabilities
Trade accounts payable		792,142	670,889
Payable to related party	(Note 3)	—	386,066
Accrued and other liabilities	(Note 5)	173,324	282,045

Total current liabilities		965,466	1,339,000

Total liabilities		965,466	1,339,000

Commitments and contingencies	(Note 10)

Former Parent Company investment		38,894,205	—
Capital stock, December 31, 2022: $0.0001 par value, 500 shares authorized, issued and outstanding, June 30, 2023: $0.01 par value, 2,000,000,000 shares authorized, 3,182,932 issued and outstanding (Note 7)		—	31,829
Preferred Stock, 200,000,000 shares authorized (Note 7) Preferred stock, Series A, $0.01 par value, zero and 600,000 shares issued and outstanding as of December 31, 2022 and June 30, 2023, respectively (Note 7)		—	6,000
Additional paid-in capital		—	42,531,317
Accumulated deficit		—	(2,566)

Total stockholders’ equity		38,894,205	42,566,580

Total liabilities and stockholders’ equity		39,859,671	43,905,580

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

C3is Inc.

Unaudited condensed consolidated statement of comprehensive income

For the six-month period ended June 30, 2023

(Expressed in United States dollars)

		Six-month period ended June 30, 2023
Revenues
Revenues	(Note 9)	4,855,097

Total revenues		4,855,097

Expenses
Voyage expenses		(399,690)
Voyage expenses – related party	(Note 3)	(58,937)
Vessel operating expenses		(1,840,172)
Vessel operating expenses – related party	(Note 3)	(30,000)
Dry-docking costs		(174,149)
Depreciation	(Note 4)	(1,340,128)
Management fees – related party	(Note 3)	(159,280)
General and administrative expenses	(Note 3)	(465,267)

Total expenses		(4,467,623)

Income from operations		387,474

Other (expenses)/income
Interest and finance costs		(729)
Foreign exchange gain		1,380

Other expenses, net		651

Net income		388,125

Other comprehensive income		—

Total comprehensive income		388,125

Earnings per common share, basic	(Note 8)	0.12

Earnings per common share, diluted	(Note 8)	0.02

Weighted average number of common shares, basic	(Note 8)	3,182,932

Weighted average number of common shares, diluted	(Note 8)	17,468,646

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

C3is Inc.

Unaudited condensed consolidated statement of stockholders’ equity

For the six-month period ended June 30, 2023

(Expressed in United States Dollars, Except for Number of Shares)

	Capital stock		Preferred stock
	Number		Number		Additional paid-in	Accumulated	Former Parent Company
	of Shares	Amount	of Shares	Amount	capital	deficit	Investment	Total
Balance, December 31, 2022	500	—	—	—	—	—	38,894,205	38,894,205
Net increase in former Parent Company investment	—	—	—	—	—	—	3,305,083	3,305,083
Net income for the period from January 1, 2023 to Spin-Off	—	—	—	—	—	—	390,691	390,691
Cancellation of capital stock	(500)	—	—	—	—	—	—	—
Capitalization at Spin-Off, including issuance of capital stock	3,182,932	31,829	—	—	29,922,150	—	(29,953,979)	—
Issuance of preferred stock as part of Spin-Off	—	—	600,000	6,000	12,630,000	—	(12,636,000)	—
Net loss for the period from the Spin-Off to June 30, 2023	—	—	—	—	—	(2,566)	—	(2,566)
Dividends on Series A Preferred Shares	—	—	—	—	(20,833)	—	—	(20,833)

Balance, June 30, 2023	3,182,932	31,829	600,000	6,000	42,531,317	(2,566)	—	42,566,580

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

C3is Inc.

Unaudited condensed consolidated statement of cash flows

For the six-month period ended June 30, 2023

(Expressed in United States Dollars)

Six-month period ended June 30, 2023
Cash flows from operating activities:
Net income	388,125
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,340,128
Changes in operating assets and liabilities:
(Increase)/decrease in
Trade and other receivables	(254,030)
Advances and prepayments	(127,524)
Inventories	11,726
Increase/(Decrease) in
Trade accounts payable	(121,253)
Balances with related parties	349,024
Accrued liabilities	108,721

Net cash provided by operating activities	1,694,917

Cash flows from financing activities
Net transfers from former Parent Company	3,305,083

Net cash provided by financing activities	3,305,083

Net increase in cash and cash equivalents	5,000,000

Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	5,000,000

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

C3is Inc.

Notes to the unaudited interim condensed consolidated financial statements

(Expressed in United States dollars)

1. Basis of Presentation and General Information

C3is Inc. (“C3is”) was formed by Imperial Petroleum Inc. (“the former Parent Company”) on July 25, 2022 under the laws of the Republic of the Marshall Islands. Initial share capital of C3is consisted of 500 common shares. Imperial Petroleum Inc. spun off its two Handysize drybulk carriers by contributing to C3is its interest in the 2 subsidiaries noted below (“the Subsidiaries”), each one owning one Handysize drybulk carrier, and $5,000,000 in cash for working capital purposes. The contribution was completed on June 20, 2023 in exchange for 3,182,932 newly issued common shares and 600,000 5.00% Series A Perpetual Convertible Preferred Shares (the “Series A Preferred Shares”) in C3is. On June 21, 2023, Imperial Petroleum Inc. distributed the 3,182,932 common shares in C3is to the shareholders and warrant holders of Imperial Petroleum Inc. on a pro rata basis (the “Spin-off”), and retained the 600,000 Series A Preferred Shares.

The accompanying unaudited interim condensed consolidated financial statements include the accounts of C3is and its wholly owned Subsidiaries (collectively, the “Company”) using the historical carrying costs of the assets and liabilities of the Subsidiaries from their dates of incorporation. For periods up to June 21, 2023, the accompanying financial statements reflect the financial position and results of the carve-out operations of the Subsidiaries that were contributed to C3is. The unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles or U.S GAAP, for interim financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements for the period September 21, 2022 to December 31, 2022 included in this registration statement on Form F-1 (the “2022 Financial Statements”), and, in the opinion of management, reflect all adjustments which include only normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Operating results for the six months ended June 30, 2023 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2023. The reporting and functional currency of the Company is the United States Dollar.

The consolidated balance sheet as of December 31, 2022 has been derived from the audited combined carve-out financial statements at that date, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

At June 30, 2023, the Company’s fleet comprised of 2 Handysize drybulk carriers providing worldwide marine transportation services under long, medium or short-term charters.

The Company’s vessels are managed by Brave Maritime Corporation S.A., a company controlled by members of the family of the Company’s Non-Executive Director and former Parent Company’s Chief Executive Officer, since June 21, 2023. Brave Maritime Corporation S.A. is incorporated in Liberia and registered in Greece under the provisions of law 89/1967, 378/1968 and article 25 of law 27/75 as amended by article 4 of law 2234/94. Before the completion of the Spin-off on June 21, 2023, the Company’s vessels were managed by Stealth Maritime Corporation S.A., a company controlled by members of the family of the Company’s Non-Executive Director and former Parent Company’s Chief Executive Officer. Stealth Maritime Corporation S.A.is a company incorporated in Liberia and registered in Greece under the provisions of law 89/1967, 378/1968 and article 25 of law 27/75 as amended by article 4 of law 2234/94. Brave Maritime Corporation S.A. and Stealth Maritime Corporation S.A. are herein referred to as the “Manager”.

At June 30, 2023, the Subsidiaries included in the Company’s unaudited interim consolidated financial statements were:

Company	Date of Incorporation	Name of Vessel Owned by Subsidiary	Dead Weight Tonnage (“dwt”)	Acquisition Date
Drybulk International Trading and Shipping Inc.	June 4, 2022	Eco Bushfire	32,000	Sept. 21, 2022
Raw Commodities & Exports Inc.	July 4, 2022	Eco Angelbay	32,000	Oct. 19, 2022

2.	Significant Accounting Policies

A discussion of the Company’s significant accounting policies can be found in the 2022 Financial Statements. Apart from the below, there have been no material changes to these policies in the six-month period ended June 30, 2023.

New significant accounting policies adopted during the six months ended June 30, 2023

Principles of consolidation: The accompanying interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The interim condensed consolidated financial statements include the accounts of C3is and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation. Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810 “Consolidation”, C3is, as the holding company, consolidates entities in which it has a controlling financial interest, by first considering if an entity meets the definition of a variable interest entity (“VIE”) for which the Company is deemed to be the primary beneficiary under the VIE model, or if the Company controls an entity through a majority of voting interest based on the voting interest model. The Company evaluates financial instruments, service contracts, and other arrangements to determine if any variable interests relating to an entity exist. The Company’s evaluation did not result in an identification of variable interest entities as of June 30, 2023.

Distinguishing liabilities from equity: The Company follows the provisions of ASC 480 “Distinguishing liabilities from equity” to determine the classification of certain financial instruments as either liabilities or equity. ASC 480 requires that a freestanding instrument which contains an obligation that may require the issuer to redeem the shares in cash, be classified as a liability and accounted for at fair value. The Company in its assessment for the accounting of the Series A Preferred Shares determined that the Series A Preferred Shares should be classified as permanent equity instead of liability or temporary equity since they are not redeemable for cash or other assets unless upon an ordinary liquidation event. The Company further analyzed key features of the Series A Preferred Shares to determine whether they are more akin to equity or to debt and concluded that the Series A Preferred Shares are equity-like. In its assessment, the Company identified certain embedded features, examined whether these fall under the definition of a derivative according to the applicable guidance in ASC 815 and concluded that derivative accounting was not applicable.

3.	Transactions with Related Parties

The Manager provides the vessels with a wide range of shipping services such as chartering, technical support and maintenance, insurance, consulting, financial and accounting services, for a fixed daily fee of $440, as per the management agreement between the Manager and the Company.

Based on the management agreement between the Manager and the Company, the Manager also receives a brokerage commission of 1.25% on freight, hire and demurrage per vessel.

The Manager also acts as a sales and purchase broker for the Company in exchange for a commission fee equal to 1% of the gross sale or purchase price of vessels or companies. The commission fees relating to vessels purchased are capitalized to the cost of the vessels as incurred, and are included in “Vessels, net” in the unaudited condensed interim consolidated balance sheets. No such commissions were incurred during the six-month period ended June 30, 2023.

The Manager also provides crew management services to the vessels. These services have been subcontracted by the Manager to an affiliated ship-management company, Hellenic Manning Overseas Inc.. The Company pays to the Manager a fixed monthly fee of $2,500 per vessel for these services and the related expense is included in “Operating expenses – related party” in the unaudited condensed consolidated statement of comprehensive income.

The services provided by Stealth Maritime Corporation S.A. (Note 1) which is the manager of Imperial Petroleum Inc.’s vessels are identical with the services provided by Brave Maritime Corporation S.A. since June 21, 2023.

In addition, an allocation of general and administrative expenses incurred by Imperial Petroleum Inc. up to June 21, 2023 has been included in General and administrative expenses of the Company based on the number of calendar days the Company’s vessels operated as part of Imperial Petroleum Inc.’s fleet compared to the number of calendar days of the total Imperial Petroleum Inc.’s fleet. These expenses consisted mainly of executive compensation, office rent, investor relations and consultancy fees (the “General and administrative expenses”).

The related party receivable balance with European Institute of Regional Investments Inc. mainly relating to collections received on behalf of the Company was $146,708 as of both December 31, 2022 and June 30, 2023. The related party receivable with Imperial Petroleum Inc. amounting to $16,209 at June 30, 2023 (2022: nil) mainly relates to collections received net of payments made on behalf of the Company as well as net of the accrued dividend of Series A Preferred Shares.

The current account balance with the Manager at June 30, 2023 was a liability of $386,066. The liability represents payments made by the Manager on behalf of the Company.

The amounts charged by the Company’s related party comprised the following:

	Location in unaudited interim condensed consolidated statement of comprehensive income	Six-month Period ended June 30, 2023
Management fees charged by Brave Maritime Corp.	Management fees – related party	8,800
Management fees charged by Stealth Maritime Corp.	Management fees – related party	150,480
Brokerage commissions charged by Brave Maritime Corp.	Voyage expenses – related party	1,812
Brokerage commissions charged by Stealth Maritime Corp.	Voyage expenses – related party	57,125
Crew management fees charged by Brave Maritime Corp.	Vessels’ operating expenses – related party	1,667
Crew management fees charged by Stealth Maritime Corp.	Vessels’ operating expenses – related party	28,333
General and administrative expenses	General and administrative expenses	268,089

4.	Vessels, Net

The amounts shown in the accompanying unaudited condensed consolidated balance sheets are analyzed as follows:

	Vessel cost	Accumulated depreciation	Net book value
Balance, December 31, 2022	39,394,125	(557,974)	38,836,151

Depreciation for the period	—	(1,340,128)	(1,340,128)

Balance, June 30, 2023	39,394,125	(1,898,102)	37,496,023

At June 30, 2023, the Company performed an impairment review of its vessels since their book values were substantially higher than their market values. As a result of the impairment review, undiscounted net operating cash flows exceeded each vessel’s carrying value and no impairment loss was recognized.

5.	Accrued and Other Liabilities

The amounts shown in the accompanying unaudited condensed consolidated balance sheets are analyzed as follows:

	December 31, 2022	June 30, 2023
Vessel operating expenses	158,956	181,852
Voyage expenses	14,368	23,284
Administrative expenses	—	76,909

Total	173,324	282,045

6.	Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, trade and other receivables, balances with related parties, trade accounts payable and accrued and other liabilities. The Company limits its credit risk with respect to accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its trade accounts receivable.

Fair Value Disclosures: The Company has categorized assets and liabilities recorded at fair value based upon the fair value hierarchy specified by the guidance. The levels of fair value hierarchy are as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The carrying values of cash and cash equivalents, balances with related party, trade and other receivables, trade accounts payable and accrued and other liabilities are reasonable estimates of their fair value due to the short-term nature of these financial instruments. Cash and cash equivalents are considered Level 1 items as they represent liquid assets with short-term maturities.

7.	Stockholders’ equity

Under the Company’s articles of incorporation, the Company’s authorized capital stock consists of 2,000,000,000 common shares, par value $0.01 per share, and of 200,000,000 preferred shares, par value $0.01 per share. As part of the Spin-off discussed in Note 1, the Company issued a total of 3,182,932 common shares and 600,000 of 5.00% Series A Perpetual Convertible Preferred Shares. The reported earnings per share calculations (Note 8) give retroactive effect to the issuance of shares in connection with the Spin-off.

Common shares:

Each outstanding common share is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the shareholders. Holders of common shares (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued common shares when issued will be fully paid for and non-assessable.

Preferred shares:

5.00% Series A Perpetual Convertible Preferred Shares

As part of the Spin-off, on June 21, 2023, the Company issued to Imperial 600,000 5.00% Series A Preferred Shares (Note 1) with par value $0.01 and liquidation preference of $25 per share. Each share of Series A Preferred Stock shall entitle the holder to the number of votes equal to the number of shares of common stock into which the share of Series A Preferred Stock is then convertible multiplied by thirty (30) on all matters submitted to a vote of the stockholders of the Company; provided however, that no holder of Series A Preferred Stock may exercise voting rights pursuant to Series A Preferred Stock that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of stockholders of the Company. Unless the Company has received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting as a single class, the Company may not (i) adopt any amendment to its articles of incorporation or statement of designations that adversely affects the Series A Preferred Shares, (ii) issue any parity securities if the cumulative dividends payable on outstanding Series A Preferred Shares are in arrears, (iii) create or issue any senior securities, (iv) effect, or enter into any agreement to effect, a change of control or sale of all or substantially all of the Company’s consolidated assets or (v) modify or change the nature of the Company’s or any subsidiary’s business.

The holder of the Series A Preferred Shares may elect to convert, in whole or in part, the Series A Preferred Shares into shares of common stock for a liquidation preference of $25 per share divided by the conversion price, that is the 150% of the volume weighted average price per share of common stock over the five consecutive trading day period commencing on and including June 21, 2023, which amounted to $3.50, any time and from time to time on or after the date that is the date 90 days following June 21, 2023. The conversion price shall be subject to adjustment from time to time (i) if the Company shall at any time or from time to time, pay a stock dividend or otherwise makes a distribution or distributions on its shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, or effect a subdivision or split of the outstanding common shares, the conversion price in effect immediately before such stock dividend or distribution, subdivision or split shall be proportionately decreased and, conversely, if the Company shall, at any time or from time to time, effect a combination (including by means of a reverse stock split) of the outstanding shares of common stock, the conversion price in effect immediately before such combination shall be proportionately increased and (ii) in the event that the Company shall, at any time or from time to time, in a registered offering sell its common stock or convertible securities for aggregate consideration per share of common stock that is less than the conversion price then in effect, the conversion price shall be reduced (but not increased) to an amount equal to the aggregate consideration per share of common stock paid in such registered offering. The initial conversion price has now been adjusted to $1.05 being the lowest consideration per share of common stock paid in a registered offering of the Company which was completed in July 2023 (Note 11).

The holder of the Series A Preferred Shares shall be entitled to receive dividends from time to time out of any assets of the Company legally available for the payment of dividends at a rate equal to 5.00% per annum when, as, and if declared by the Board of Directors. Dividends, to the extent declared to be paid by the Company, shall be paid quarterly on each January 15, April 15, July 15 and October 15 of each year commencing on October 15, 2023. Dividends on the Series A Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months. The dividend rate of 5.00% per annum is not subject to adjustment. As of June 30, 2023, the Company accrued dividend of $20,833 on the Company’s 600,000 Series A Preferred Shares that are payable to Imperial Petroleum Inc. on October 15, 2023 (Note 3).

8.	Earnings per share

The Company calculates basic and diluted earnings per share as follows:

For the six-month period ended June 30,
2023
Numerator
Net income	388,125
Less: Cumulative dividends on Series A Perpetual Convertible Preferred Shares	(20,833)

Net income attributable to common shareholders, basic and diluted	367,292

Denominator
Weighted average number of shares outstanding, basic	3,182,932
Weighted average number of shares outstanding, diluted	17,468,646

Earnings per share, basic	0.12
Earnings per share, diluted	0.02

As of June 30, 2023, diluted earnings per share reflects the potential dilution from conversion of outstanding Series A Preferred Shares (Note 7) calculated with the “if converted” method by using the offering price agreed on June 30, 2023 relating to the Company’s public offering that was completed on July 5, 2023 which was less than the 150% of the volume weighted average price per share of common stock over the five consecutive trading day period commencing after June 21, 2023.

9.	Revenues

The amount in the accompanying unaudited condensed consolidated statement of comprehensive income is analyzed as follows:

Six-month Period ended June 30, 2023
Time charter revenues	4,714,986
Other income	140,111

Total	4,855,097

The Company generates its revenues from time charters. The Company’ vessels are employed under time charters which have a period of up to 2 months.

As of June 30, 2023, the time charter under which the Company’s vessel was employed had remaining term of less than 1 month.

10.	Commitments and Contingencies

From time to time the Company expects to be subject to legal proceedings and claims in the ordinary course of its business, principally personal injury and property casualty claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any such claims or contingent liabilities which should be disclosed, or for which a provision should be established in the accompanying unaudited condensed interim combined carve-out financial statements.

Future minimum contractual charter revenues, gross of commissions, based on vessels committed to non-cancellable, time charter contracts as of June 30, 2023, amount to $615,500 during the 12-month period ending June 30, 2024.

11.	Subsequent Events

On July 5, 2023, the Company completed a public offering and issued 350,000 common shares, pre-funded warrants to purchase 4,415,000 common shares, all of which have subsequently been cash exercised for $0.01 per share, and 4,765,000 Class A warrants, with an exercise price of $1.05 per share, for net proceeds, after discounts and commissions, of $4.7 million; to date no Class A warrants have been exercised. The total net proceeds are expected to be used for capital expenditures and for other general corporate purposes.

On July 7, 2023, the Company agreed to acquire one Aframax oil tanker from a related party for an aggregate consideration of $43 million. The vessel was delivered to the Company on July 14, 2023.

On August 24, 2023, the Company received a written notification from the NASDAQ Stock Market, indicating that because the closing bid price of the Company’s common stock for 30 consecutive business days, from July 13, 2023 through August 23, 2023, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was 180 days, or until February 20, 2024.

C3is Inc. Predecessor

Unaudited interim condensed combined balance sheets

(Expressed in United States Dollars, Except for Share Data)

	As of December 31, 2021	As of June 30, 2022
Assets
Current assets
Cash and cash equivalents	18,992	1,813,182
Restricted cash	254,629	201,937
Trade and other receivables	200,371	883,447
Due from related party (Note 3)	4,061,422	6,174,527
Advances and prepayments	30,821	43,678
Inventories	60,180	109,279

Total current assets	4,626,415	9,226,050

Non current assets
Vessel, net (Note 4)	11,233,405	26,693,338
Restricted cash	500,000	500,000

Total non current assets	11,733,405	27,193,338

Total assets	16,359,820	36,419,388

Liabilities and stockholders’ equity
Current liabilities
Trade accounts payable	185,862	607,279
Current portion of long-term debt (Note 5)	992,156	992,135
Deferred income	—	103,594
Accrued and other liabilities	142,628	295,144

Total current liabilities	1,320,646	1,998,152

Non current liabilities
Long-term debt (Note 5)	6,288,140	5,792,232

Total non current liabilities	6,288,140	5,792,232

Total liabilities	7,608,786	7,790,384

Commitments and contingencies (Note 9)
Stockholders’ equity:
Capital stock of European Institute of Regional Investments Inc.; 500 shares issued and outstanding with no par value (Note 7)	—	—
Capital stock of Agricultural Paneuropean Investments Inc.; 500 shares issued and outstanding with no par value (Note 7)	—	—
Additional paid-in capital (Note 7)	5,142,334	21,828,834
Retained earnings	3,608,700	6,800,170

Total stockholders’ equity	8,751,034	28,629,004

Total liabilities and stockholders’ equity	16,359,820	36,419,388

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

C3is Inc. Predecessor

Unaudited interim condensed combined statements of comprehensive income

(Expressed in United States dollars)

	For the period from March 12, 2021 to June 30, 2021	For the six-month period ended June 30, 2022
Revenues
Revenues (Note 8)	1,981,167	6,698,342

Total revenues	1,981,167	6,698,342

Expenses
Voyage expenses	157,591	548,886
Vessel operating expenses	533,763	1,550,548
Vessel operating expenses – related party (Note 3)	3,000	12,000
Dry-docking costs	—	709,698
Depreciation (Note 4)	147,250	479,171
Management fees – related party (Note 3)	13,200	104,280
General and administrative expenses	29,440	—

Total expenses	884,244	3,404,583

Income from operations	1,096,923	3,293,759

Other (expenses)/income
Interest and finance costs	(14)	(108,464)
Interest income	—	331
Foreign exchange gain	—	5,844

Other expenses, net	(14)	(102,289)

Net income	1,096,909	3,191,470

Other comprehensive income	—	—

Total comprehensive income	1,096,909	3,191,470

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

C3is Inc. Predecessor

Unaudited interim condensed combined statements of changes in stockholders’ equity

(Expressed in United States Dollars, Except for Number of Shares)

	Number of common shares European Institute of Regional Investments Inc.	Number of common shares Agricultural Paneuropean Investments Inc.	Additional paid in capital (Note 7)	Retained earnings	Total stockholders’ equity
Balance, March 12, 2021 (Inception Date)	—	—	—	—	—
Issuance of common stock	500	—	—	—	—
Shareholders’ contributions (Note 7)	—	—	11,492,334	—	11,492,334
Net income	—	—	—	1,096,909	1,096,909

Balance, June 30, 2021	500	—	11,492,334	1,096,909	12,589,243

Balance, December 31, 2021	500	—	5,142,334	3,608,700	8,751,034
Issuance of common stock	—	500	—	—	—
Shareholders’ contributions (Note 7)	—	—	16,686,500	—	16,686,500
Net income	—	—	—	3,191,470	3,191,470

Balance, June 30, 2022	500	500	21,828,834	6,800,170	28,629,004

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

C3is Inc. Predecessor

Unaudited interim condensed combined statements of cash flows

(Expressed in United States Dollars)

	For the period from March 12, 2021 to June 30, 2021	For the six-month period ended June 30, 2022
Cash flows from operating activities:
Net income	1,096,909	3,191,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	147,250	479,171
Amortization of deferred finance charges	—	4,071
Changes in operating assets and liabilities:
(Increase)/decrease in
Trade and other receivables	(15,860)	(683,076)
Balances with related party	(1,627,297)	(2,113,105)
Advances and prepayments	(74,098)	(12,857)
Inventories	(66,167)	(49,099)
Increase/(Decrease) in
Trade accounts payable	269,697	461,236
Accrued liabilities	51,466	152,516
Deferred income	223,976	103,594

Net cash provided by operating activities	5,876	1,533,921

Cash flows from investing activities:
Acquisition and improvement of vessels	(11,498,210)	(15,978,923)

Net cash used in investing activities	(11,498,210)	(15,978,923)

Cash flows from financing activities
Shareholders’ contributions	11,492,334	16,686,500
Loan repayment	—	(500,000)

Net cash provided by financing activities	11,492,334	16,186,500

Net increase in cash, cash equivalents and restricted cash	—	1,741,498

Cash, cash equivalents and restricted cash at beginning of period	—	773,621

Cash, cash equivalents and restricted cash at end of period	—	2,515,119

The accompanying notes are an integral part of these unaudited interim condensed combined financial statements.

C3is Inc. Predecessor

Notes to the unaudited interim condensed combined financial statements

(In thousands of United States dollars)

1.	Basis of Presentation and General Information

The accompanying unaudited interim condensed combined financial statements include the accounts of European Institute of Regional Investments Inc. and Agricultural Paneuropean Investments Inc. (collectively, the “Company” or “C3is Inc. Predecessor”) from the date of their incorporation. European Institute of Regional Investments Inc. was formed under the laws of the Marshall Islands on March 12, 2021 (the “Inception Date”) and Agricultural Paneuropean Investments Inc. was formed under the laws of the Marshall Islands on April 21, 2022. As of June 30, 2022, the Company owned two handysize drybulk carriers, the vessel Eco Bushfire, acquired on March 26, 2021 and the vessel Eco Angelbay, acquired on May 6, 2022, which provide worldwide marine transportation services under time charters. On July 7, 2022, the Company entered into an agreement to sell its vessels to Imperial Petroleum Inc. (“IMPP” ) for $39.0 million. The Company is affiliated with the family of the CEO of IMPP and as such the Company and IMPP are related parties. IMPP will contribute the acquired vessels to a recently incorporated subsidiary, C3is Inc., in exchange for common shares and preferred shares in C3is Inc. IMPP intends to spin off C3is inc. by distributing the common shares of C3is Inc. to holders of the common stock of IMPP and to holders of the outstanding warrants of IMPP.

The accompanying unaudited interim combined financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, for interim financial information. Accordingly, they do not include all the information and notes required by U.S. GAAP for complete financial statements. These unaudited interim combined financial statements have been prepared on the same basis and should be read in conjunction with the financial statements of C3is Inc. Predecessor for the period from March 12, 2021 to December 31, 2021 (the “2021 Financial Statements”) and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. Operating results for the six months ended June 30, 2022 are not necessarily indicative of the results that might be expected for the fiscal year ending December 31, 2022.

The balance sheet as of December 31, 2021 has been derived from the audited 2021 Financial Statements, but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

These financial statements are presented as if the businesses of European Institute of Regional Investments Inc. and Agricultural Paneuropean Investments Inc. had been combined throughout the periods presented. All intercompany accounts and transactions between the entities comprising the Company have been eliminated in the accompanying unaudited interim condensed combined financial statements.

Coronavirus Outbreak: On March 11, 2020, the World Health Organization declared the 2019 Novel Coronavirus (the “COVID-19”) outbreak a pandemic. In response to the outbreak, many countries, ports and organizations, including those where the Company conducts a large part of its operations, have implemented measures to combat the outbreak, such as quarantines and travel restrictions, which may continue to cause trade disruptions and volatility in the commodity markets. Although to date there has not been any significant effect on the Company’s operating activities due to COVID-19, the extent to which a new wave of the COVID-19 will impact the Company’s results of operations and financial condition will depend on future developments, which are uncertain and cannot be predicted, including among others, new information which may emerge concerning the severity of the virus and the effectiveness of the actions taken to contain or treat its impact or any resurgence or mutation of the virus, the availability and effectiveness of vaccines and their global deployment. Accordingly, an estimate of the future impact cannot be made at this time.

Conflict in Ukraine:

As a result of the recent conflict in Ukraine, the EU, U.S. and other countries have imposed sanctions in response to Russian action. Although to date there has not been any significant effect on the Company’s operating activities, the extent to which this conflict and the imposed sanctions will impact the Company’s future results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. Accordingly, an estimate of the impact cannot be made at this time.

2.	Significant Accounting Policies

A discussion of the Company’s significant accounting policies can be found in the 2021 Financial Statements. During the six-month period ended June 30, 2022, the Company adopted the following accounting policy:

Segment Reporting: The Company reports financial information and evaluates its operations by total charter revenues and not by the type of vessel, length of vessel employment, customer or type of charter. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet, and thus, the Company has determined that it operates under one reportable segment as well as one operating segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographical information is impracticable.

3.	Transactions with Related Parties

The Manager provides the vessels with a wide range of shipping services such as chartering, technical support and maintenance, insurance, consulting, financial and accounting services, for a fixed daily fee of $440, as per the management agreement between the Manager and the vessel – owning companies.

The Manager provides also crew management services to the vessels. These services have been subcontracted by the Manager to an affiliated ship-management company, Hellenic Manning Overseas Inc. (ex. Navis Maritime Services Inc.). The Company pays to the Manager a fixed monthly fee of $1,500 per vessel and are included in “Operating expenses – related party” in the statement of comprehensive income.

For the periods ended June 30, 2021 and June 30, 2022 the management fees were $13,200 and $104,280, respectively and are included in “Management fees” in the statement of comprehensive income.

The current account balance with the Manager at December 31, 2021 and June 30, 2022 was a receivable of $4,061,422, and $6,174,527, respectively. The receivable represents revenue collections received by the Manager on behalf of the Company, net of payments made by the Manager on behalf of the Company.

4.	Vessel, Net

The amount shown in the accompanying balance sheet is analyzed as follows:

	Vessel cost	Accumulated depreciation	Net book value
Balance, December 31, 2021	11,675,154	(441,749)	11,233,405

Additions	15,939,104	—	15,939,104
Depreciation for the period	—	(479,171)	(479,171)

Balance, June 30, 2022	27,614,258	(920,920)	26,693,338

The additions mainly relate to the acquisition of the vessel Eco Angelbay and to the installation of a ballast water treatment system.

At December 31, 2021, and June 30, 2022 no impairment indication existed for the Company’s vessels since their fair value as determined by independent brokers exceeded their net book value.

As of June 30, 2022, the vessel Eco Bushfire has been provided as collateral to secure the bank loan of European Institute of Regional Investments Inc. as discussed in Note 5.

5.	Long-Term Debt, Net

Term loan	As of December 31, 2021	As of June 30, 2022	Margin
(i) Issued in October 2021 maturing in October 2027	$7,330,000	$6,830,000	2.15%
Total long-term debt	7,330,000	6,830,000

Less: Deferred finance charges	49,704	45,633

Total long-term debt, net	7,280,296	6,784,367

Less: Current portion of long-term debt		1,000,000	1,000,000

Add: Current portion of deferred loan and financing arrangements issuance costs		7,844	7,865

Long-term debt, net		$6,288,140	$5,792,232

Details of the Company’s term loan are discussed in Note 7 of the 2021 Financial Statements.

During the six-month period ended June 30, 2022, the Company repaid the amount of $500,000 in line with the amortization schedule of the loan agreement.

As of June 30, 2022, the Company was in compliance with all financial debt covenants.

As of June 30, 2022, there were no undrawn amounts under the Company’s term loan.

For the periods ended June 30, 2021 and 2022, interest expense amounted to nil and $102,908, respectively, and the weighted average interest rate of the Company’s term loan was nil and 3.0%, respectively.

On August 18, 2022, the Company prepaid the existing term loan dated October 14, 2021.

6.	Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, restricted cash, trade and other receivables, due from related party, trade accounts payable and accrued and other liabilities. The Company limits its credit risk with respect to accounts receivable by performing ongoing credit evaluations of its customers’ financial condition and generally does not require collateral for its trade accounts receivable. The Company places its cash and cash equivalents, time deposits and other investments with high credit quality financial institutions. The Company performs periodic evaluations of the relative credit standing of those financial institutions.

Fair Value Disclosures: The Company has categorized assets and liabilities recorded at fair value based upon the fair value hierarchy specified by the guidance. The levels of fair value hierarchy are as follows:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

The carrying values of cash and cash equivalents, restricted cash, receivables from related party, trade and other receivables, trade accounts payable and accrued and other liabilities are reasonable estimates of their fair value due to the short term nature of these financial instruments. Cash and cash equivalents and restricted cash are considered Level 1 items as they represent liquid assets with short-term maturities. The fair value of long term bank loan is estimated based on current rates offered to the Company for similar debt of the same remaining maturities. Its carrying value approximates their fair market value due to their variable interest rate, being LIBOR. LIBOR rates are observable at commonly quoted intervals for the full terms of the loans and hence floating rate loans are considered Level 2 items in accordance with the fair value hierarchy.

7.	Capital stock and Additional paid-in capital

The total authorized and issued share capital of the Company is 500 common shares for European Institute of Regional Investments Inc. with no par value and 500 common shares for Agricultural Paneuropean Investments Inc. with no par value.

Additional paid-in capital mainly represents amounts contributed to the Company by its shareholders to finance the acquisition cost of the Company’s vessels. In April 2022, an amount of $16,686,500 was contributed to the Company by its shareholders to finance the acquisition cost of the vessel Eco Angelbay.

8.	Revenues

The amounts in the accompanying statements of comprehensive income are analyzed as follows:

	For the period from March 12, 2021 to June 30, 2021	For the six-month period ended June 30, 2022
Time charter revenues	1,970,335	6,438,131
Other income	10,832	260,211

Total	1,981,167	6,698,342

9.	Commitments and Contingencies

From time to time the Company expects to be subject to legal proceedings and claims in the ordinary course of its business, principally personal injury and property casualty claims. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any such claims or contingent liabilities which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

Future minimum contractual charter revenues, gross of commissions, based on vessels committed to non-cancellable, time and bareboat charter contracts as of June 30, 2022, amounts to $555,647 during the 12-month period ending June 30, 2023.

10.	Subsequent Events

The Company evaluated subsequent events up to December 7, 2022, the date the unaudited interim condensed combined financial statements were available to be issued.